Exhibit 10.23

Geospace Technologies Corporation
Annual Bonus Program

The Geospace Technologies Corporation (the “Company”, which shall include the Company’s subsidiaries) Annual Bonus Program (the “Bonus Program”) is comprised of two different pools, or “Tiers.”  No bonuses are earned until after the company earns a 5% return on its stockholders equity (referred to as the “Minimum Hurdle”), which allows the Company to earn a minimum pretax profit of approximately $12,200,000 before any bonus accruals begin.  The distributions of bonuses under the Bonus Program are submitted to the Compensation Committee each year for approval.  The Minimum Hurdle and other thresholds and figures contained in this Bonus Program are subject to periodic adjustment by the Compensation Committee without requiring amendment to this Bonus Program.

Tier 1 - Employee Profit Sharing Plan

Participants:

This plan includes all employees of the Company (except the Company’s Russian employees who are rewarded under a small local plan).  The Tier 1 program is intended to focus each employee toward maximizing the Company’s profits and improving the Company’s cohesiveness and morale.  The participants must have been employed by the Company for at least three months and be employed at the time of bonus disbursal.

Method of Accrual:

Bonuses earned under the Bonus Program will be accrued each fiscal quarter based upon pretax profits earned-to-date as a ratio of total pretax profits expected to be earned for entire fiscal year, if such annual pretax profits can be reasonably estimated.  If annual pretax profits cannot be reasonably estimated due to lack of visibility, order backlog or other contingencies, the Company will accrue bonus expenses based upon actual amounts earned through the end of a fiscal quarter.  Bonus expenses accrued in any fiscal quarter will continuously be trued-up throughout the fiscal year due to changes in pretax earnings, annual estimates or other conditions.  This may result in increases or decreases of amounts previously accrued.  The Company will seek to utilize a method that best matches the annual bonus expense with the annual earnings generated by the Company.

The Tier 1 “Profit Sharing” level is capped at $3,500,000 for fiscal year 2018, which cap is subject to periodic adjustment by the Compensation Committee.  Quarterly testing continues to insure the Tier 1 portion of the Bonus Program remains earned, and this portion of the Bonus Program can decrease if the minimum level of earnings is not attained in future months.

Distribution of the Tier 1 Bonus Pool:

The Tier 1 bonus pool is allocated to each department based upon each department’s relative annual payroll as a percentage of the Company’s total annual payroll.  Upon determining each department’s relative share of the Tier 1 bonus pool, a “recommended” calculation is made to distribute the Tier 1 bonus allocation to each employee in the department based on such employee’s relative annual payroll of the total department’s annual payroll.  Each department’s manager is allowed to increase or decrease the “recommended” calculation by up to twenty percent.  This adjustment right gives the manager an opportunity to set goals for their group, reward individuals who “go beyond the call of duty” or withhold partial payment for those that cannot or will not go the extra mile.  However, every employee receives at least 80% of the recommended amount.

Tier 2 - Management Bonus Plan

Participants:

Various management teams characterized by their level of responsibility and capability of making a significant impact on the Company are included in this portion of the Bonus Program. These groups include an engineering group, manufacturing group, executive officers and key employees responsible for profit and loss centers as well as a few key employees that support key programs or activities in the Company.  The number of eligible participants in each group could increase or decrease based on individual performance, or as the relative size of each department changes.

Method of Accrual:

There is no accrual for the Tier 2 portion of the Bonus Program until the Tier 1 profit sharing plan has earned 75% of its maximum.  After the Tier 1 plan has achieved 75% of its maximum, the same accrual rate of approximately 16% continues (such accrual rate being subject to periodic adjustment by the Compensation Committee), whereby a bonus pool is set aside to fund the Tier 2 management bonus plan.  The cap for the Tier 2 bonus pool is $2,350,000, which cap is subject to periodic adjustment by the Compensation Committee. Certain individuals, other than senior executive officers, will have goals and tasks to accomplish during applicable fiscal year.

Distribution of the Tier 2 Bonus Pool:

Other than the Compensation Committee, which determines the amount of the targeted bonus each executive officer will receive, the manager of each Tier 2 bonus plan participant must determine how much of the targeted bonus each Tier 2 employee will receive.